EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor Relations

Rob Graham

Microtune, Inc.

972-673-1850

investor@microtune.com

Rob-Roy J. Graham, Microtune Chief Development Officer, To Retire

April 28, 2005, Plano, TX - Microtune®, Inc. (NASDAQ: TUNE) announced today that Rob-Roy J. Graham will resign his position as Chief Development Officer effective April 30, 2005. Mr. Graham will continue to serve Microtune in an advisory role until November 15, 2005, at which time he currently intends to retire from the Company.

“I believe that Microtune has tremendous opportunities in front of it, making this a very difficult personal decision,” said Graham. “I will always be interested in Microtune’s progress and want to thank the Company for the chance to work with and learn from its Board of Directors, its officers and all of its employees.”

“We hate to see Rob leave and we thank him for his efforts in helping to resolve many of our legacy issues and in refining our business processes,” said James A. Fontaine, President and Chief Executive Officer of Microtune. “We wish him well in his future endeavors.”

About Microtune

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the worldwide broadband communications and transportation electronics markets. Inventors of the MicroTuner(TM) single-chip broadband tuner, Microtune offers a portfolio of advanced tuner, amplifier, upconverter and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds more than 40 U.S. patents for its technology. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All other company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated.